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                          June 12, 2023

       Peter Gundermann
       Chief Executive Officer
       Astronics Corporation
       130 Commerce Way
       East Aurora, New York 14052

                                                        Re: Astronics
Corporation
                                                            Registration
Statement on Form S-3
                                                            Filed June 5, 2023
                                                            File No. 333-272423

       Dear Peter Gundermann:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Donahue at 202-551-6063 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing